Exhibit 99

Dollar General Corporation Reports Third Quarter Financial Results

~Third Quarter Same-Store Sales Increased 9.2%~

~Gross Margin Expanded 112 Basis Points to 30.8%~

~SG&A as a Percentage of Sales Decreased 95 Basis Points~

~Net Income Increased to $75.6 Million~

~Adjusted EBITDA Increased 23% to $280 Million~

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 10, 2009--Dollar General Corporation (NYSE: DG) today reported net income of $75.6 million, or $0.24 per diluted share, for its 13-week third quarter ended October 30, 2009, compared to a net loss of $7.3 million, or $0.02 per diluted share, in the comparable 2008 quarter. Net income for the 2009 third quarter increased by 151 percent from 2008 third quarter net income of $30.1 million, or $0.09 per share, excluding the impact of a $34.5 million ($37.4 million after tax) shareholder litigation settlement and related expenses.

Sales for the 2009 quarter increased 12.7 percent to $2.93 billion compared to $2.60 billion in the third quarter of fiscal 2008. Same-store sales increased 9.2 percent with customer traffic and average transaction amount contributing to the sales increase.

“This was another great quarter in what has so far been another very strong year for Dollar General,” said Rick Dreiling, chairman and chief executive officer. “Our same-store sales growth of 9.2 percent in the third quarter reflects the positive customer response to the changes we are making in our store experience and merchandise category management. Overall, we believe that we are on track to deliver excellent results for the full year as we continue to provide our customers quality products and great value in a convenient neighborhood store.”

For the 2009 quarter, gross profit, as a percentage of sales, was 30.8 percent, an increase of 112 basis points from the prior year quarter. Several factors contributed significantly to the gross profit rate expansion, including the impact of a $1.0 million LIFO credit in the 2009 third quarter compared to a $15.7 million LIFO provision in the 2008 third quarter. This change reflects a flattening of merchandise cost increases for comparable items based on trends and current estimates for the 2009 fiscal year. Overall purchase markups increased as the Company continued its focus on improving gross profit while maintaining an every day low price strategy. For example, changes to the mix of merchandise sold, including an increase in the sale of private brand items which generally deliver higher gross profit rates, have had a positive impact on the overall gross profit rate. In addition, distribution and transportation costs, as a percentage of sales, decreased as a result of lower fuel costs, higher sales volumes and improved process efficiencies. These increases in the 2009 third quarter gross profit rate were partially offset by higher markdowns.

Selling, general and administrative expenses (“SG&A”) decreased to 23.5 percent as a percentage of sales in the 2009 third quarter, from 24.4 percent in the 2008 third quarter, a decrease of 95 basis points, primarily attributable to leverage attained from significantly higher net sales. As a percentage of sales, electricity, store occupancy, repairs and maintenance costs and professional fees (primarily legal expenses) were lower in the 2009 period. Workers’ compensation costs and general liability insurance expense decreased in the 2009 third quarter as a result of our continued cost reduction and safety efforts. In addition, the 2008 quarter included hurricane-related losses and fixed asset impairment charges that did not recur in the 2009 third quarter. An increase in advertising costs partially offset these improvements in SG&A. The overall 8.3 percent increase in SG&A expense in the 2009 period compared to the 2008 period is primarily the result of amounts required to operate new stores and to support increased same-store sales levels.

The Company’s third quarter 2009 operating profit increased by 108 percent to $216.2 million, or 7.4 percent of sales, compared to $103.7 million, or 4.0 percent of sales, in the 2008 third quarter. Third quarter 2009 operating profit increased 56 percent compared to 2008 third quarter operating profit, excluding the $34.5 million pre-tax litigation settlement discussed above, of $138.2 million, or 5.3 percent of sales.

Interest expense decreased by $10.8 million, or 11 percent, in the 2009 third quarter from the 2008 period due to lower interest rates on the Company’s variable rate debt and lower outstanding borrowings as the result of the repurchase of $44.1 million of its senior subordinated notes in the fourth quarter of 2008.

Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), as defined in the Company’s credit agreements and calculated in the attached schedule, increased 22.7 percent to $280.4 million in the 2009 third quarter from $228.6 million in the 2008 third quarter.

39 Weeks Ended October 30, 2009 and October 31, 2008

For the 39-week 2009 period, the Company reported net income of $252.2 million, or $0.79 per diluted share, compared to net income of $26.3 million, or $0.08 per diluted share, in the comparable 2008 period. Net income for the 2009 39-week period increased by 296 percent from the 2008 39-week period net income of $63.7 million, or $0.20 per diluted share, excluding the impact of the $34.5 million charge ($37.4 million after tax) related to the litigation settlement and related expenses.

Total sales for the 2009 39-week period were $8.61 billion, an increase of $998.8 million, or 13.1 percent, compared to $7.61 billion in the comparable 2008 period. Same-store sales increased 10.3 percent with customer traffic and average transaction amount contributing to the sales increase.

For the 2009 39-week period, the gross profit rate increased 173 basis points to 30.9 percent from 29.2 percent in the 2008 period. The 2008 period included a non-cash LIFO charge of $31.8 million compared to a LIFO credit of $0.5 million in the comparable 2009 period, reflecting a flattening of merchandise cost increases for comparable items based on trends and current estimates for the 2009 fiscal year. In addition, overall average purchase markups were higher throughout the year-to-date period, while distribution and transportation costs and inventory shrink, as a percentage of sales, decreased. Increases to the gross profit rate were partially offset by increased markdowns.

For the 2009 39-week period, SG&A as a percentage of sales decreased 95 basis points to 23.1 percent. Operating profit increased 89 percent to $674.3 million, or 7.8 percent of sales, from $357.7 million, or 4.7 percent of sales, in the comparable 2008 period. Excluding the $34.5 million pre-tax litigation settlement in the 2008 period, operating profit increased 72 percent.

Interest expense in the 2009 39-week period decreased by $31.9 million, or 11 percent, from the 2008 period due to lower interest rates on the Company’s variable rate debt, primarily on the senior secured term loan, and lower outstanding borrowings as the result of the repurchase of $44.1 million of the Company’s senior subordinated notes in the fourth quarter of 2008.

The effective income tax rate for the 39-week period ended October 30, 2009 was 38.2 percent compared to a rate of 56.8 percent for the 39-week period ended October 31, 2008. The 2009 period benefited from a reduction in a deferred tax valuation allowance related to state income tax credits that did not occur in 2008. In addition, the 2008 period was negatively impacted by the charge related to the shareholder litigation discussed above, which was not deductible for income tax purposes.

Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, increased by $240.6 million, or 38 percent, to $877.6 million in the 2009 period from $637.0 million in the 2008 period.

Merchandise Inventories

As of October 30, 2009, total merchandise inventories, at cost, were $1.68 billion compared to $1.62 billion as of October 31, 2008, an increase of approximately four percent in total and a decrease of one percent on an average per-store basis. Annual inventory turns increased to 5.2 times from 5.0 times in the year ago period.

Long-Term Obligations

As of October 30, 2009, outstanding long-term obligations, including the current portion, were $4.13 billion, including $2.29 billion outstanding under a senior secured term loan facility. There were no borrowings under the Company’s asset-based revolving credit facility. The ratio of long-term obligations, net of cash, to Adjusted EBITDA, based on Adjusted EBITDA of $1.15 billion for the most recent four quarters, as calculated in the attached schedule, decreased to 3.3 to 1 as of October 30, 2009 from 4.5 to 1 as of October 31, 2008. At October 30, 2009, the senior secured incurrence test, as defined in the senior secured credit agreement, was 1.7 to 1.

On November 30, 2009, the Company used proceeds from an initial public offering of its common shares, to redeem $176.7 million aggregate principal amount of its 10.625 percent senior notes due 2015 and $205.2 million aggregate principal amount of its 11.875 percent/12.625 percent senior subordinated toggle notes due 2017, at redemption prices of 110.625 percent and 111.875 percent, respectively, plus accrued and unpaid interest. In addition, on November 18, 2009, the Company gave a 30-day notice that it plans to redeem an additional $19.0 million aggregate principal amount of the senior notes at a redemption price of 110.625 percent plus accrued and unpaid interest.

Company Outlook

The Company is pleased with sales over the four day Thanksgiving weekend and quarter to date for the 13 weeks ending January 29, 2010 and is cautiously optimistic regarding the results for the remainder of the 2009 fiscal year. The economic environment continues to be very challenging for the average consumer as unemployment remains high (up 47 percent from 6.8 percent in November 2008 to 10.0 percent in November 2009) and consumers are concerned about job security. As a result, consumers are closely monitoring their financial health and many are delaying or avoiding discretionary purchases. The retail environment is highly competitive as companies’ promotional efforts to generate sales remain aggressive. However, Dollar General believes that it is well positioned to meet these challenges, and that its stores are well prepared for the holiday season.

The Company currently expects to pay down debt of approximately $300 million in January 2010 with a portion of its expected excess cash. As previously announced, Dollar General expects to end the 2009 fiscal year with approximately 500 new stores and a combined 450 remodels and relocations. The Company currently anticipates total capital expenditures for the 2009 fiscal year in a range of $275 to $300 million. In 2010, the Company plans to open approximately 600 new stores and to remodel or relocate a total of approximately 500 stores.

Conference Call Information

The Company will hold a conference call on Thursday, December 10, 2009 at 9:00 a.m. CST/10:00 a.m. EST, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, December 24, 2009, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 46716851.

Non-GAAP Disclosure

Certain information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted EBITDA (computed in accordance with the Company’s senior secured credit agreements) and net income, earnings per share and operating profit in the 2008 periods, excluding the impact of the shareholder litigation. Reconciliations of these measures to measures calculated in accordance with GAAP and the calculations of the senior secured incurrence test (as defined in the credit agreements), the ratio of long-term obligations to Adjusted EBITDA, and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to net income, earnings per share and operating profit, excluding the impact of the shareholder litigation settlement and related costs, in the 13-week and 39-week periods ended October 31, 2008, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio. In addition, the Company’s liquidity needs are significant, primarily due to debt service and other obligations. Management believes that the ratio of long-term obligations to Adjusted EBITDA and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are indicators of the Company’s ability to meet these liquidity needs.

EBITDA, Adjusted EBITDA, and net income, earnings per share and operating profit, excluding the impact of the shareholder litigation settlement and related costs, are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Likewise, the ratio of long-term obligations to Adjusted EBITDA and the ratio of long-term obligations, net of cash, to Adjusted EBITDA should not be considered substitutes for any of the ratios referenced in the Company’s credit agreements or any ratio computed in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

For more discussion regarding the financial ratios in the Company’s credit agreements, the reasons management believes EBITDA and Adjusted EBITDA are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-161464) filed with the SEC on November 9, 2009.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing materially from such forward-looking information include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of governmental laws and regulations and the outcomes of legal proceedings;
  disruptions in the Company’s supply chain;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events;
  the incurrence of material uninsured losses or excessive insurance costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  the Company’s failure to maintain effective internal controls;
  the factors disclosed under “Risk Factors” in the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-161464) filed with the SEC on November 9, 2009; and
  such other factors as may be discussed or identified in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,700 neighborhood stores in 35 states. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering quality private and national branded items that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America's most trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, PepsiCo and Coca-Cola. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 30,	October 31,	January 30,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$337,019	$150,590	$377,995
Merchandise inventories	1,680,273	1,619,922	1,414,955
Income taxes receivable	31,268	42,986	6,392
Deferred income taxes	-	-	4,600
Prepaid expenses and other current assets	68,754	72,799	66,183
Total current assets	2,117,314	1,886,297	1,870,125
Net property and equipment	1,305,858	1,288,848	1,268,960
Goodwill	4,338,589	4,337,152	4,338,589
Intangible assets, net	1,293,280	1,336,774	1,325,558
Other assets, net	77,491	91,030	85,967
Total assets	$9,132,532	$8,940,101	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$26,762	$8,455	$14,158
Accounts payable	852,988	720,126	678,421
Accrued expenses and other	381,346	439,583	375,045
Income taxes payable	3,659	1,824	7,611
Deferred income taxes	46,178	22,669	-
Total current liabilities	1,310,933	1,192,657	1,075,235
Long-term obligations	4,105,252	4,172,467	4,122,956
Deferred income taxes	547,180	542,260	556,101
Other liabilities	298,622	256,103	289,288
Total liabilities	6,261,987	6,163,487	6,043,580

Redeemable common stock	15,131	13,150	13,924

Shareholders' equity:
Preferred stock	-	-	-
Common stock	278,202	277,938	278,114
Additional paid-in capital	2,497,939	2,487,071	2,489,647
Retained earnings	115,878	21,510	103,364
Accumulated other comprehensive loss	(36,605)	(23,055)	(39,430)
Total shareholders' equity	2,855,414	2,763,464	2,831,695
Total liabilities and shareholders' equity	$9,132,532	$8,940,101	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 30,	% of Net	October 31,	% of Net
	2009	Sales	2008	Sales
Net sales	$2,928,751	100.00%	$2,598,938	100.00%
Cost of goods sold	2,025,669	69.16%	1,826,651	70.28%
Gross profit	903,082	30.84%	772,287	29.72%
Selling, general and administrative expenses	686,843	23.45%	634,055	24.40%
Litigation settlement and related costs	-	-	34,500	1.33%
Operating profit	216,239	7.38%	103,732	3.99%
Interest income	(26)	0.00%	(619)	(0.02%)
Interest expense	87,612	2.99%	98,393	3.79%
Other (income) expense	513	0.02%	266	0.01%
Income before income taxes	128,140	4.38%	5,692	0.22%
Income taxes	52,491	1.79%	12,998	0.50%
Net income (loss)	$75,649	2.58%	$(7,306)	(0.28%)

Earnings (loss) per share:
Basic	$0.24		$(0.02)
Diluted	$0.24		$(0.02)
Weighted average shares outstanding:
Basic	317,945		317,570
Diluted	320,558		317,570

	For the 39 Weeks Ended
	October 30,	% of Net	October 31,	% of Net
	2009	Sales	2008	Sales
Net sales	$8,610,595	100.00%	$7,611,820	100.00%
Cost of goods sold	5,946,113	69.06%	5,388,421	70.79%
Gross profit	2,664,482	30.94%	2,223,399	29.21%
Selling, general and administrative expenses	1,990,157	23.11%	1,831,241	24.06%
Litigation settlement and related costs	-	-	34,500	0.45%
Operating profit	674,325	7.83%	357,658	4.70%
Interest income	(135)	0.00%	(2,793)	(0.04%)
Interest expense	266,792	3.10%	298,698	3.92%
Other (income) expense	(215)	0.00%	856	0.01%
Income before income taxes	407,883	4.74%	60,897	0.80%
Income taxes	155,638	1.81%	34,569	0.45%
Net income	$252,245	2.93%	$26,328	0.35%

Earnings per share:
Basic	$0.79		$0.08
Diluted	$0.79		$0.08
Weighted average shares outstanding:
Basic	317,919		317,464
Diluted	319,454		317,896

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the 39 Weeks Ended
	October 30,	October 31,
	2009	2008
Cash flows from operating activities:
Net income	$252,245	$26,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194,045	184,155
Deferred income taxes	40,298	30,057
Noncash share-based compensation	9,249	7,206
Noncash inventory adjustments and asset impairment	2,697	35,587
Tax benefit of stock options	(308)	(576)
Other noncash gains and losses	6,514	3,736
Change in operating assets and liabilities:
Merchandise inventories	(262,993)	(364,697)
Prepaid expenses and other current assets	(3,048)	(7,218)
Accounts payable	162,867	169,276
Accrued expenses and other	19,427	192,983
Income taxes	(28,828)	(24,606)
Other	(1,038)	8,911
Net cash provided by operating activities	391,127	261,142

Cash flows from investing activities:
Purchases of property and equipment	(186,859)	(159,709)
Purchases of short-term investments	-	(9,903)
Sales of short-term investments	-	61,547
Proceeds from sale of property and equipment	682	971
Net cash used in investing activities	(186,177)	(107,094)

Cash flows from financing activities:
Issuance of common stock	2,018	2,268
Issuance of long-term obligations	1,080	-
Repayments of borrowings under revolving credit facility	-	(102,500)
Repayments of long-term obligations	(7,921)	(3,223)
Repurchases of common stock and stock options	(1,680)	(788)
Payment of cash dividends and related amounts	(239,731)	-
Tax benefit of stock options	308	576
Net cash used in financing activities	(245,926)	(103,667)

Net increase (decrease) in cash and cash equivalents	(40,976)	50,381
Cash and cash equivalents, beginning of period	377,995	100,209
Cash and cash equivalents, end of period	$337,019	$150,590

Supplemental cash flow information:
Cash paid for:
Interest	$200,766	$231,193
Income taxes	$154,844	$1,131
Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$19,174	$20,259
Expiration of equity repurchase rights	$-	$2,548

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category ($ in thousands)

	For the 13 Weeks Ended
	October 30, 2009	October 31, 2008	% Change
Consumables	$2,137,504	$1,864,015	14.7%
Seasonal	370,026	320,706	15.4%
Home products	207,798	206,780	0.5%
Apparel	213,423	207,437	2.9%
Net sales	$2,928,751	$2,598,938	12.7%

	For the 39 Weeks Ended
	October 30, 2009	October 31, 2008	% Change
Consumables	$6,186,509	$5,340,925	15.8%
Seasonal	1,149,775	1,027,352	11.9%
Home products	636,875	630,815	1.0%
Apparel	637,436	612,728	4.0%
Net sales	$8,610,595	$7,611,820	13.1%

New Store Activity

		39 Weeks Ended
		October 30, 2009	October 31, 2008

Beginning store count		8,362	8,194
New store openings		386	175
Store closings		(28)	(23)
Net new stores		358	152
Ending store count		8,720	8,346
Total selling square footage (000's)		61,565	58,637

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)
(Unaudited)

Senior Secured Incurrence Test

	October 30,	October 31,
	2009	2008
Senior secured debt	$2,317.6	$2,324.7
Less: cash	337.0	150.6
Senior secured debt, net of cash	$1,980.6	$2,174.1
Adjusted EBITDA	$1,154.5	$890.3
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.7x	2.4x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	October 30,	October 31,
	2009	2008
Total long-term obligations	$4,132.0	$4,180.9
Adjusted EBITDA	$1,154.5	$890.3
Ratio of long-term obligations to Adjusted EBITDA	3.6x	4.7x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	October 30,	October 31,
	2009	2008
Total long-term obligations	$4,132.0	$4,180.9
Less: cash	$337.0	$150.6
Total long-term obligations, net of cash	$3,795.0	$4,030.3
Adjusted EBITDA	$1,154.5	$890.3
Ratio of long-term obligations, net of cash to Adjusted EBITDA	3.3x	4.5x

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
	October 30,	October 31,	October 30,	October 31,	October 30,	October 31,
(In millions)	2009	2008	2009	2008	2009	2008

Net income (loss)	$75.6	$(7.3)	$252.2	$26.3	$334.1	$81.7
Add (subtract):
Interest income	(0.0)	(0.6)	(0.1)	(2.8)	(0.4)	(4.1)
Interest expense	87.6	98.4	266.7	298.7	359.9	403.1
Depreciation and amortization	59.5	58.9	182.4	174.6	242.9	231.0
Income taxes	52.5	13.0	155.7	34.5	207.4	67.1
EBITDA	275.2	162.4	856.9	531.3	1,143.9	778.8

Adjustments:
Gain on debt retirement	-	-	-	-	(3.8)	(5.0)
(Gain) loss on hedging instruments	1.0	0.3	(1.0)	0.9	(0.8)	1.2
Contingent gain on distribution center leases	-	-	-	-	(5.0)	-
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(1.0)	-	(6.6)	-	(31.5)	(4.5)
SG&A related to store closing and inventory clearance activities	-	-	-	-	-	0.2
Operating losses (cash) of stores to be closed	-	-	-	-	-	1.1
Hurricane-related expenses and write-offs	-	2.0	-	2.0	0.2	2.0
Monitoring and consulting fees to affiliates	1.4	1.8	4.4	6.5	6.5	8.5
Stock option and restricted stock expense	3.3	2.7	9.4	7.2	12.2	7.9
Indirect merger-related costs	0.5	6.7	5.7	19.1	7.3	23.7
Litigation settlement and related costs	-	34.5	-	34.5	(2.5)	34.5
Other noncash charges (including LIFO)	-	18.2	8.8	35.5	28.0	41.6
Other	-	-	-	-	-	0.3
Total Adjustments	5.2	66.2	20.7	105.7	10.6	111.5
Adjusted EBITDA	$280.4	$228.6	$877.6	$637.0	$1,154.5	$890.3

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 30,	% of Net	October 31,	% of Net	Increase
	2009	Sales	2008	Sales	$	%
Net sales	$2,928,751		$2,598,938

Operating profit	$216,239	7.38%	$103,732	3.99%	$112,507	108%
Add: litigation settlement and related costs	-	-	34,500	1.33%
Operating profit, excluding litigation settlement and related costs	$216,239	7.38%	$138,232	5.32%	$78,007	56%

Net income (loss)	$75,649	2.58%	$(7,306)	(0.28%)	$82,955	NA
Add: litigation settlement and related costs	-	-	34,500	1.33%
Income tax effect	-	-	2,909	0.11%
Net income, excluding litigation settlement and related costs	$75,649	2.58%	$30,103	1.16%	$45,546	151%

Earnings (loss) per share:
Basic	$0.24		$(0.02)		$0.26	NA
Diluted	$0.24		$(0.02)		$0.26	NA

Earnings per share, excluding litigation settlement and related costs:
Basic	$0.24		$0.09		$0.15	167%
Diluted	$0.24		$0.09		$0.15	167%

Weighted average shares outstanding:
Basic	317,945		317,570
Diluted	320,558		317,570

	For the 39 Weeks Ended
	October 30,	% of Net	October 31,	% of Net
	2009	Sales	2008	Sales
Net sales	$8,610,595		$7,611,820

Operating profit	674,325	7.83%	357,658	4.70%	$316,667	89%
Add: litigation settlement and related costs	-	-	34,500	0.45%
Operating profit, excluding litigation settlement and related costs	$674,325	7.83%	$392,158	5.15%	$282,167	72%

Net income	$252,245	2.93%	$26,328	0.35%	$225,917	858%
Add: litigation settlement and related costs	-	-	34,500	0.45%
Income tax effect	-	-	2,909	0.04%
Net income, excluding litigation settlement and related costs	$252,245	2.93%	$63,737	0.84%	$188,508	296%

Earnings per share:
Basic	$0.79		$0.08		$0.71	NA
Diluted	$0.79		$0.08		$0.71	NA

Earnings per share, excluding litigation settlement and related costs:
Basic	$0.79		$0.20		$0.59	295%
Diluted	$0.79		$0.20		$0.59	295%

Weighted average shares outstanding:
Basic	317,919		317,464
Diluted	319,454		317,896

CONTACT:
Dollar General Corporation
Investor Contact:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Miller, 615-855-5209